Exhibit 107

Calculation of Filing Fee Tables

Form S-1
(Form Type)

JP OUTFITTERS, INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1) (2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (1) (2)	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Ordinary shares, par value $0.0001 per share	Rule 457(o)	—	—	$17,250,000	0.00011020	$1,900.9500
Fees to be Paid	Equity	Underwriter’s warrants to purchase ordinary shares (3)	Rule 457(g)	—	—	—	—	—
Fees to be Paid	Equity	Ordinary shares issuable upon exercise of the underwriter’s warrants (4)	Rule 457(g)	—	—	$937,500	0.00011020	$103.3125
	Total Offering Amounts					$18,187,500	0.00011020	$2,004.2625
	Total Fees Previously Paid							$0.00
	Total Fee Offsets							$0.00
	Net Fee Due							$2,004.2625

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, the shares of common stock registered hereby also include an indeterminate number of additional Ordinary Shares as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.

(2)	Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act. Includes the offering price of Ordinary Shares that the underwriter has the option to purchase to cover over-allotments, if any.

(3)	In accordance with Rule 457(g) under the Securities Act, because the Ordinary Shares underlying the Warrants are registered hereby, no separate registration fee is required with respect to the Warrants registered hereby.

(4)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act, the proposed maximum aggregate offering price of the underwriter’s warrants is equal to $937,500 (which is 125% of $750,000).